UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 12, 2019

CARBON ENERGY CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-02040	26-0818050
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 1170, Denver, Colorado	80290
(Address of principal executive offices)	(Zip code)

(720) 407-7030
(Registrant's telephone number including area code)

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13a of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       Effective as of December 12, 2019, Bryan H. Lawrence retired as a director of Carbon Energy Corporation (“Carbon” or the “Company”).  Mr. Lawrence had served as a director since 2005.  Mr. Lawrence’s decision to resign from the Carbon Board of Directors (the “Board”) did not involve a disagreement with Carbon on any matter relating to Carbon’s operations, policies or practices.

In accordance with the terms and conditions of various restricted stock agreements between Carbon and Mr. Lawrence, 28,000 restricted shares of our common stock vested immediately upon his retirement from the Board.

(d)       On December 12, 2019, the Company appointed John A. Bailey to the Board to fill the vacancy created by Mr. Lawrence’s resignation. The appointment of Mr. Bailey is effective immediately. Mr. Bailey is a member of Yorktown Partners LLC (“Yorktown”), a manager of private equity partnerships which invest in the energy industry. Certain funds of Yorktown, in the aggregate, hold a majority of our outstanding capital stock. Mr. Bailey will serve as a member of the Board’s Compensation, Nominating and Governance Committee and its Audit Committee, effective immediately. As an employee of Yorktown Energy Partners, L.P., Mr. Bailey has elected not to be compensated in cash for his service on the Board, but will be eligible to receive restricted stock awards.

As a Member of Yorktown, Mr. Bailey has an indirect interest in the following transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K:

•	On February 15, 2017, the Company issued to Yorktown Energy Partners XI, L.P. a warrant to purchase shares of the Company’s Common Stock at an exercise price of $7.20 per share (the “Warrant”). The Warrant was issued in connection with the Company entering into the Limited Liability Company Agreement of Carbon California Company, LLC, a Delaware limited liability company (“Carbon California”), described in the Company’s Current Report filed on Form 8-K on February 21, 2017, and Carbon California engaging in the transactions also described in such Current Report. The exercise price for the Warrant is payable exclusively with Class A Units of Carbon California and the number of shares of the Company Common Stock for which the Warrant is exercisable is determined, as of the time of exercise, by dividing (a) the aggregate unreturned capital of the Warrantholder’s Class A Units of Carbon California by (b) the exercise price. On February 1, 2018, Yorktown Energy Partners XI, L.P. exercised its rights under the Warrant and was issued 1,527,778 shares of the Company’s Common Stock as described in the Company’s Current Report filed on Form 8-K on February 7, 2018. The exercise of the Warrant allowed the Company to increase its ownership stake in Carbon California without requiring the payment of cash.
•	As described in the Company’s Current Report filed on Form 8-K on April 9, 2018, on April 6, 2018, the Company entered into a preferred stock purchase agreement with Yorktown Energy Partners XI, L.P. for the sale of 50,000 shares of the Company’s Series B convertible preferred stock at a price of $100 per share, resulting in proceeds to the Company of $5,000,000. The Series B convertible preferred stock converts into shares of our common stock at the election of the holder of Series B convertible preferred stock shares and will automatically convert into shares of the Company’s common stock if and when the Company completes a qualifying equity financing. The number of shares of common stock issuable upon conversion is dependent upon the price per share of common stock issued in connection with any such qualifying equity financing but has an initial floor conversion price equal to $8.00 per share. The number of shares of common stock issuable upon conversion is currently determined by dividing the issue price of the Series B convertible preferred stock ($100.00) by $8.00, which currently results in each share of Series B convertible preferred stock being convertible into 12.5 shares of common stock. The conversion price will be proportionately increased or decreased to reflect changes to the outstanding shares of common stock, such as the result of a combination, reclassification, subdivision, stock split, stock dividend or other similar transaction involving the common stock.

(e)       See Item 5.02(b) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CARBON ENERGY CORPORATION
December 17, 2019
/s/ Patrick R. McDonald
Patrick R. McDonald, Chief Executive Officer